Exhibit 99.2

Aquestive Therapeutics Successfully Demonstrates Repeatable and Predictable Oral Sublingual Film Administration of Epinephrine

•	Provides in-depth scientific and clinical data in R&D event today at 9:00 am ET
•	Outlines data from two completed Phase 1 pharmacokinetic (PK) trials for AQST-108 (dipivefrin) sublingual film
•	Articulates development strategy for second prodrug candidate, AQST-109 sublingual film
•	Provides details on potential patent coverage to at least 2037

Warren, NJ, March 25, 2021 – Aquestive Therapeutics, Inc. (NASDAQ: AQST), a pharmaceutical company focused on developing and commercializing differentiated products that address patients’ unmet needs and solve therapeutic problems, will provide later this morning an in-depth overview of its systemic epinephrine drug delivery program combining its novel prodrug technology and its PharmFilm® technology. At the R&D event, the management team and KOLs will share an extensive review of the science, clinical results, and development strategy associated with two prodrug candidates in development for the treatment of allergic reactions including anaphylaxis.   Aquestive has submitted multiple U.S. and foreign patent applications that cover the technology and formulations for its two prodrug candidates, AQST-108 and AQST-109.  If granted, Aquestive anticipates patent protection for both drug candidates through at least 2037.

“Aquestive is, we believe, the first and only company that has successfully demonstrated a repeatable and predictable capability for orally administering a film for the delivery of systemic epinephrine as indicated by the results from the two completed Phase 1 PK trials with AQST-108 that will be shared at today’s R&D event,” remarked Dan Barber, Chief Operating Officer of Aquestive. “We have taken the learnings from the AQST-108 studies regarding absorption and conversion and have applied them to the development of our second generation prodrug, AQST-109. We plan to commence a Phase 1 PK trial with AQST-109 and anticipate a topline data readout in the second half of 2021.”

“Today is an exciting day for the Aquestive team,” said Keith Kendall, President and Chief Executive Officer of Aquestive. “Now that we have completed the submission of our initial patent applications, we are thrilled to provide our various stakeholders more insight into our scientific and clinical efforts to develop treatments for anaphylaxis. As we will discuss during our R&D event today, patients, caregivers, and healthcare providers remain highly interested in non-invasive routes of delivery for systemic epinephrine.  Our surveys show that 80% of patients surveyed are interested in PharmFilm replacing their current medical device and 96% of patients surveyed believe that PharmFilm would be easier to administer during an emergency situation when compared to their current medical device.”

AQST-108 Sublingual Film
Aquestive plans to outline in the R&D event today that its “first of its kind” oral sublingual film candidate delivering systemic epinephrine, AQST-108, is composed of the prodrug dipivefrin, which is contained within a unique polymeric matrix of Aquestive’s PharmFilm technology.  Dipivefrin is currently approved by the FDA for ophthalmic indications. Dipivefrin is enzymatically cleaved systemically into epinephrine after administration.

Aquestive previously completed an initial PK trial (Protocol 180299).  This study featured a single ascending dose design with between 6-12 healthy subjects completing each dosing level during Part I and Part II of the study.  During the study, both PK and pharmacodynamic (PD) markers were measured.  At the target dose level, the observed range for time to reach maximal concentration (Tmax) for AQST-108 was 15-35 minutes, and the observed maximal concentration (Cmax) was 1487 pg/mL.  In addition, this study indicated that AQST-108 was rapidly converted to epinephrine with an observed epinephrine Tmax range of 20-60 minutes and an observed Cmax of 261 pg/mL.

Aquestive recently completed its second Phase 1 PK trial in 28 healthy adult subjects, which featured a four-treatment crossover design comparing PK, safety and pharmacodynamics of AQST-108 to that of epinephrine administered via both subcutaneous and intramuscular injections. In this study, the observed range for Tmax for AQST-108  was 10-40 minutes and the observed Cmax for AQST-108 was 1276 pg/mL.  In addition, this study indicated that AQST-108 was rapidly converted to epinephrine with an observed  Tmax range of 11-106 minutes and an observed  Cmax of 205 pg/mL.  This was compared to an epinephrine Tmax range of 4-75 minutes and 8-68 minutes and Cmax of 475 pg/mL and 388 pg/mL for the intramuscular and subcutaneous injections, respectively.

In addition, several pharmacodynamic markers were measured during the second Phase 1 PK study.  AQST-108 demonstrated changes from baseline in heart rate, systolic blood pressure, and diastolic blood pressure which are relevant in the context of anaphylaxis treatment and epinephrine’s mechanism of action.  For instance, for the area under the effect curve (AUEC) for systolic blood pressure, the median values for AQST-108 and intramuscular injected epinephrine were 452 and 428 (in hr*mm hg), respectively, indicating a comparable effect from both treatments on systolic blood pressure in healthy volunteers.  A similar pattern was demonstrated for other pharmacodynamic measures as well.

Aquestive plans on meeting with the FDA in the second half of 2021 to review these results and discuss next steps in the development of AQST-108.

AQST-109 Sublingual Film
During today’s R&D event, Aquestive will articulate its development strategy for a second epinephrine prodrug candidate, AQST-109 sublingual film. AQST-109 is a next generation prodrug of epinephrine that Aquestive intends to develop for sublingual treatment of allergic reactions including anaphylaxis. In vitro tests and preclinical studies indicate that AQST-109 has the potential to absorb more extensively, convert more rapidly to systemic epinephrine, utilize less drug and provide a unique profile when compared to AQST-108. Aquestive anticipates conducting and completing a single ascending dose PK study in the second half of 2021.  Based upon receiving favorable topline results from the study, Aquestive intends to request a pre-IND meeting with the FDA.

Webcast Access/Replay
A webcast of the virtual R&D event today at 9:00 am ET and accompanying slides will be available under “Events and Presentations” in the Investors section of the Company’s website at https://investors.aquestive.com/events-and-presentations. In addition, the R&D event can be accessed by dialing (833) 640-1722 from the U.S. and (602) 585-9829 internationally, followed by the conference ID: 3598556. The event webcast will be archived for 30 days.

About Anaphylaxis
Anaphylaxis is a potentially life-threatening systemic allergic reaction, with an estimated incidence of 50 to 112 episodes per 100,000 people per year. The frequency of hospital admissions for anaphylaxis has increased 500-700% in the last 10-15 years. The most common causes of reactions that can include anaphylaxis are medications, foods (such as peanuts), and venom from insect stings. Epinephrine injection is the current standard of treatment intended to reverse the potentially severe manifestation of anaphylaxis, which may include red rash, throat swelling, respiratory problems, gastrointestinal distress and loss of consciousness.

About Aquestive Therapeutics
Aquestive Therapeutics is a pharmaceutical company that applies innovative technology to solve therapeutic problems and improve medicines for patients. The Company has commercialized one internally-developed proprietary product to date, Sympazan® (clobazam) oral film, has a commercial proprietary product pipeline focused on the treatment of diseases of the central nervous system, or CNS, and other unmet needs, and is developing orally administered complex molecules to provide alternatives to invasively administered standard of care therapies. The Company also collaborates with other pharmaceutical companies to bring new molecules to market using proprietary, best-in-class technologies, like PharmFilm®, and has proven capabilities for drug development and commercialization.

Forward-Looking Statements
Certain statements in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “may,” “will,” or the negative of those terms, and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the advancement of AQST-108, AQST-109 and other product candidates through the regulatory and development pipeline; and business strategies, market opportunities, and other statements that are not historical facts.  These forward-looking statements are subject to the uncertain impact of the COVID-19 global pandemic on our business including with respect to our clinical trials including site initiation, patient enrollment and timing and adequacy of clinical trials; on regulatory submissions and regulatory reviews and approvals of our product candidates; pharmaceutical ingredient and other raw materials supply chain, manufacture, and distribution; sale of and demand for our products; our liquidity and availability of capital resources; customer demand for our products and services; customers’ ability to pay for goods and services; and ongoing availability of an appropriate labor force and skilled professionals.  Given these uncertainties, the Company is unable to provide assurance that operations can be maintained as planned prior to the COVID-19 pandemic.

These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, risks associated with the Company's development work, including any delays or changes to the timing, cost and success of our product development activities and clinical trials and plans for AQST-108, AQST-109 and our other drug candidates; risk of delays in FDA approval of our drug candidates Libervant, AQST-108, AQST-109 and our other drug candidates or failure to receive approval; ability to address the concerns identified in the FDA’s Complete Response Letter dated September 25, 2020 regarding the New Drug Application for Libervant; risk of our ability to demonstrate to the FDA “clinical superiority” within the meaning of the FDA regulations of Libervant relative to FDA-approved diazepam rectal gel and nasal spray products including by establishing a major contribution to patient care within the meaning of FDA regulations relative to the approved products as well as risks related to other potential pathways or positions which are or may in the future be advanced to the FDA to overcome the seven year orphan drug exclusivity granted by the FDA for the approved nasal spray product of a competitor in the U.S. and there can be no assurance that we will be successful; risk that a competitor obtains FDA orphan drug exclusivity for a product with the same active moiety as any of our other drug products for which we are seeking FDA approval and that such earlier approved competitor orphan drug blocks such other product candidates in the U.S. for seven years for the same indication; risk inherent in commercializing a new product (including technology risks, financial risks, market risks and implementation risks and regulatory limitations); risk of development of our sales and marketing capabilities; risk of legal costs associated with and the outcome of our patent litigation challenging third party at risk generic sale of our proprietary products; risk of sufficient capital and cash resources, including access to available debt and equity financing and revenues from operations, to satisfy all of our short-term and longer term cash requirements and other cash needs, at the times and in the amounts needed; risk of failure to satisfy all financial and other debt covenants and of any default; our and our competitors’ orphan drug approval and resulting drug exclusivity for our products or products of our competitors; short-term and long-term liquidity and cash requirements, cash funding and cash burn; risk related to government claims against Indivior for which we license, manufacture and sell Suboxone® and which accounts for the substantial part of our current operating revenues; risks related to the outsourcing of certain marketing and other operational and staff functions to third parties; risk of the rate and degree of market acceptance of our product and product candidates; the success of any competing products, including generics; risk of the size and growth of our product markets; risks of compliance with all FDA and other governmental and customer requirements for our manufacturing facilities; risks associated with intellectual property rights and infringement claims relating to the Company's products; risk of unexpected patent developments; the impact of existing and future legislation and regulatory provisions on product exclusivity; legislation or regulatory actions affecting pharmaceutical product pricing, reimbursement or access; claims and risks that may arise regarding the safety or efficacy of the Company's products and product candidates; risk of loss of significant customers; risks related to legal proceedings, including patent infringement, investigative and antitrust litigation matters; changes in government laws and regulations; risk of product recalls and withdrawals; uncertainties related to general economic, political, business, industry, regulatory and market conditions and other unusual items; and other uncertainties affecting the Company described in the “Risk Factors” section and in other sections included in our Annual Report on Form 10 K, in our Quarterly Reports on Form 10-Q, and in our Current Reports on Form 8-K filed with the Securities Exchange Commission (SEC). Given those uncertainties, you should not place undue reliance on these forward-looking statements, which speak only as of the date made. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. The Company assumes no obligation to update forward-looking statements or outlook or guidance after the date of this press release whether as a result of new information, future events or otherwise, except as may be required by applicable law.

PharmFilm®, Sympazan® and the Aquestive logo are registered trademarks of Aquestive Therapeutics, Inc.  All other registered trademarks referenced herein are the property of their respective owners.

Investor inquiries:
Westwicke, an ICR Company
Stephanie Carrington
stephanie.carington@westwicke.com
646-277-1282